Annex I
                              MANAGEMENT AGREEMENT
                              --------------------


     This AGREEMENT is made as of the 15th day of August, 1996 by and between KENWIN SHOPS, INC., a New York corporation (the "Company"), and D&A FUNDING CORP., a New York corporation (the "Manager").

                              W I T N E S S E T H :
                              ---------------------

     WHEREAS, the Manager has expertise in the retail garment industry and in the supply, warehousing, pricing and financing of inventory generally; and

     WHEREAS, the Company has requested the Manager, and the Manager has agreed, to provide services to the Company in connection with the management and administration of all aspects of the business of the Company.

         NOW, THEREFORE, the parties hereby agree as follows:

         1.       Services.
                  ---------

     1.1 During the term hereof (as provided in Section 2 of this Agreement), the Manager shall manage the day to day business of the Company subject, always, to the objectives and policies of the Company as established from time to time by the Company's Board of Directors (the "Board"), including:

     (a) the administration of the day- to-day business of the Company and the performance of such other administrative functions in connection with the management of the business of the Company as the Board shall request from time to time;

     (b) negotiating and preparing, or causing to be negotiated and prepared, any and all agreements, documents and instruments with the Company's suppliers, vendors, lenders, employees and landlords, including, without limitation, any amendments to existing purchase agreements, loan agreements, security documents, leases and other agreements and documents to which the Company is a party as obligor;

     (c) providing to the Company warehousing services in connection with the Company's operations including, without limitation, the use of the Manager's own warehouse facilities for the purposes of effecting direct shipment to the Company's retail stores;


     (d)  administering  the Company's  retail  business  including  purchasing,

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owning, pricing and disposing of the Company's inventory;

     (e) the provision of the services of Mr. Donald Weiner ("Weiner") as the acting chief executive officer of the Company, to whom all officers and employees of the Company shall report, and such other officers and other staff of suitable skills and experience from among the members of the staff of the Manager as may be necessary in order to properly perform the services referred to herein;

     (f) keeping all such books and records of things done and transactions performed on behalf of the Company as the Board may require from time to time, including liaising with the Company's accountants, financial advisors, lawyers and other professionals;

     (g) from time to time or at any time as requested by the Board, reporting to the Board concerning the performance of the foregoing services and furnishing advice and recommendations with respect to all aspects of the business affairs of the Company;

     (h) assisting the Company to comply with the requirements of all applicable securities laws, including the Securities Act and the Exchange Act; and

     (i) such other services as the Company may request and the Manager may agree to provide from time to time.

     1.2. During the term hereof, the Manager shall do all in its power to maintain and promote the existing business of the Company and shall at all times and in all respects conform to and comply with the lawful directions, regulations and recommendations made by the Board and in the absence of any specific directions, regulations and recommendations as aforesaid and subject to the terms and conditions of this Agreement shall provide general administrative and advisory services in connection with the management of the business of the Company; provided, however, that the parties recognize that the Manager conducts its own business and shall not be required to devote itself exclusively to the affairs of the Company but only to such an extent as may be required in order to perform its duties under this Agreement. The Manager shall be free to act for and represent any other person, firm, corporation, company or other entity throughout the world without the consent of the Company whether or not the said person, firm, corporation, company or other entity is engaged in business in competition with the Company.

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



         2.       Term.
                  -----

     The term of this Agreement shall commence on the date hereof and shall terminate one year from the date hereof, unless earlier terminated pursuant to
Section 5 hereof.



         3.       Fees And Expenses:
                  ------------------

     (a) In consideration for the Manager's providing the services to the Company specified in this Agreement (other than with respect to the services described in Section 1(c) hereof), the Company shall pay the Manager a fee (the "Fee") at the annual rate of Fifty Thousand Dollar ($50,000.00) per annum, commencing on the date hereof, payable weekly in arrears. In addition, in consideration for the Manager's providing the services to the Company specified in Section 1(c) hereof, the Company shall pay to the Manager, weekly in arrears, an amount equal to two percent (2%) of the aggregate original cost of goods shipped to the Company during the immediately preceding week.

     In addition, in consideration for the Manager's providing services to the Company specified in this Agreement, the Company shall issue to the Manager all of the Company's authorized but unissued stock and treasury stock currently held in treasury by the Company, aggregating 443,650 shares of the common stock, par value $1.00 per share, of the Company, at a price of one cent per share all of which shall be fully paid and nonassessable upon such issuance. In the event that the manager terminates this agreement within one year from the date hereof, all such shares shall be returned to the Company.

     (b) The Manager shall not be liable to pay, and the Company shall pay from its own funds, (i) all of the Company's expenses, whether in connection with the services and activities set forth in Section 1 or otherwise, including the Company's directors' fees and expenses, (ii) all expenses, including attorneys' fees and expenses, incurred on behalf of the Company in connection with (A) any litigation commenced by or against the Company, (B) any investigation by any governmental, regulatory or self-regulatory authority, (iii) all premiums for insurance of any nature, including, without limitation, any key man life insurance, directors' and officers' liability insurance, general liability insurance and business interruption insurance, (iv) all costs in connection with the administration of the registration and listing of the Company's securities, and (v) any and all other fees and expenses that may be payable by the Company at any time. The Company shall promptly reimburse the Manager for any and all expenses incurred by the Manager from time to time, which shall include, without limitation, all attorneys' fees and expenses in connection with the preparation, negotiation, execution and delivery of this Agreement, the Stock Purchase Agreement and other agreements referenced or contemplated herein (vi) directors and officers liability insurances for a period of three years protecting not only the present officers and directors but also all of the officers and directors of the Company for the past three years, and (vii) all fees and expenses of the attorneys for the Company.

         4.       Relationship Of The Parties.
                  ----------------------------

     (a) The Company acknowledges that the Manager shall have no responsibility hereunder, direct or indirect, with regard to the formulation or implementation of the business plans, policies, management or strategies (financial, tax, legal or otherwise) of the Company, all of which are solely the responsibility of the Company. The Company shall set corporate policy independently through its own Board and nothing contained herein shall be construed to relieve the directors or officers of the Company from the performance of their respective duties or to limit the exercise of their powers.

     (b) Without limiting the foregoing, the Manager shall have no liability to the Company for errors of judgment or for any act or omission, negligent, tortious or otherwise, unless such act or omission on the part of the Manager constitutes negligence or willful misconduct.

     (c) The Company hereby agrees to defend, indemnify and save the Manager and its affiliates (other than the Company, if the Company shall at any time be such an affiliate) officers, directors, employees and agents harmless from and against any and all loss, claim, damage, liability, cost or expense, including reasonable attorneys' fees, incurred by the Manager or any such affiliates based upon a claim by or liability to a third party arising out of the operation of the Company's business. The Company shall have the right, upon notice to the Manager, to undertake the defense of the Manager by counsel chosen by the Company in connection with any such claim or liability and shall pay the fees and disbursements of such counsel; provided, however, that such counsel is not reasonably objected to by the Manager.

     (d) In all activities under this Agreement the Manager shall be an independent contractor. Nothing in this Agreement shall be deemed to make the Manager, or any of its subsidiaries or employees, the agent, employee, joint venturer or partner of the Company or create in the Manager the right or authority to incur any obligation on behalf of the Company or to bind the Company in any way whatsoever except as may be expressly provided in this Agreement.

     (e) The provisions of Section 3(b) and this Section 4 shall survive any termination of this Agreement.

         5.       Termination.
                  ------------

         5.1.     The Company may terminate this Agreement as follows:

        (a) At any time upon thirty (30) days' notice for any reason upon the affirmative vote of the holders of two-thirds of the Company's outstanding common shares;

        (b) In the event:

          (i) the Manager commits any material breach of or omits to observe any of the material obligations or undertakings expressed to be assumed by it under this Agreement and, such breach or omission, if capable of remedy, is not remedied to the satisfaction of the Company within thirty (30) days of notice by the Company of such material breach or omission and requiring action to remedy the same; or

           (ii)any material consent, authorization, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Manager to authorize, or required by the Manager in connection with, the execution, delivery, validity, enforceability of admissibility in evidence of this Agreement or the performance by the Manager of its obligations under this Agreement which the Company reasonably considers to be necessary or desirable in order to ensure that the interests of the Company are not prejudiced and the ability of the Manager to perform its obligations under this Agreement is not materially affected, is modified in a manner unacceptable to the Company or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect (each of which is hereinafter referred to as a "Breach") except as any such Breach shall be caused by Company or its Board, officers or agents; or

          (iii)the Manager takes any action or any legal proceedings are started or other steps taken for (1) the Manager to be adjudicated or found bankrupt or insolvent or a petition in bankruptcy to be filed either by or against the Manager, (2) the winding-up or dissolution of the Manager or (3) the appointment of a liquidator, administrator, examiner, trustee, sequestrator, receiver or similar officer of the Manager over the whole or any part of its undertakings, assets, rights or revenues, or any similar event occurs or similar proceeding is taken and not dismissed within 90 days, with respect to the Manager in any jurisdiction to which the Manager is subject, in which event this Agreement shall be automatically terminated without need for notice on the part of the Company; or

         (iv) it becomes unlawful at any time for the Manager to perform all or any of the material covenants or its obligations under this Agreement, or for the Company to exercise the rights vested in it under this Agreement.

     (c) Upon the effective date of termination pursuant to this Section, the Manager shall promptly wind up its service hereunder as may be required in order to minimize any interruption to the Company's business.

     (d) Upon termination the Manager shall, as promptly as possible, submit a final accounting of funds received and disbursed under this Agreement and any undisbursed funds of the Company in the Manager's possession or control will be promptly paid by the Manager as directed by the Company.

         5.2 The Manager may terminate this Agreement with or without cause at any time upon at least 30 days' prior written notice to the Company.

         6.       Rights Of The Manager And Restrictions On Its Authority.
                  --------------------------------------------------------

         6.1      Notwithstanding the other provisions of this Agreement:

     (a) the Manager may act upon any advise, resolutions, requests, instructions, recommendations, direction or information obtained in writing from the Company or any banker, accountant, broker, lawyer or other person acting as agent of or adviser to the Company and the Manager shall incur no liability to the Company for anything done or omitted or suffered in good faith in reliance upon such advice, instruction, resolution, recommendation, direction or information made or given by the Company or its agents and shall not be responsible for any misconduct, mistake, oversight, error or judgment, neglect, default, omission, forgetfulness or want of prudence on the part of any such banker, accountant, broker, lawyer, agent or adviser or other person as aforesaid;

     (b) the Manager shall not be under any obligation to carry out any request, resolution, instruction, direction or recommendation of the Company or its agents if the performance thereof is or would be illegal or unlawful or the Manager reasonably believes such action may subject it to liabilities not expressly assumed hereby;

     (c) the Manager shall incur no liability to the Company for doing or (as the case may be) failing to do any act or thing which it shall be required to do or perform or forbear from doing or performing by reason of any provision of any present or future law or any regulation or resolution made pursuant thereto or any decision, order or judgment of any court or any lawful request, announcement or similar action of any person or body exercising or purporting to exercise the legitimate authority of any government or of any central or local governmental institution in each case where above entity has jurisdiction.

     6.2. Nothing herein shall affect the exercise of central management and control of the Company by the Board and in particular but without prejudice to the generality of the foregoing, nothing herein shall derogate from the powers and duties of the Board to manage and administer the Company and its business.

         7.       Notices.
                  --------

     All notices, consents and other communications hereunder or necessary to exercise any rights granted hereunder, shall be in writing, either by prepaid registered mail or telecopy as follows:

         If to the Company:

                           Kenwin Shops, Inc.
                           4747 Granite Drive
                           Tucker, Georgia 30084
                           Attention: Richard Moskowitz,
                                      Vice President & Secretary
                           Telephone: (770) 938-0451
                           Telecopy:  (770) 938-4631

         With a copy to:

                           Martin L. Conrad, Esq.
                           c/o Jaffin, Conrad, Finkelstein & Frank
                           230 Park Avenue, Suite 510
                           New York, New York 10169
                           Telephone: (212) 661-4480
                           Telecopy:  (212) 599-2957

         If to the Manager:

                           D&A Funding Corp.
                           c/o Dresses For Le$$, Inc.
                           1600 Route 110
                           Farmingdale, New York 11735
                           Attention: Donald Weiner, President
                           Telephone: (516) 249-3344
                           Telecopy:  (516) 249-1542

         With copies to:

                           Julius Herling, Esq.
                           1025 Westchester Avenue, Suite 106
                           White Plains, New York 10604
                           Telephone: (914) 287-0875
                           Telecopy:  (914) 682-8446

                  and:

                           David I. Ferber, Esq.
                           530 Fifth Avenue
                           New York, New York 10036-5101
                           Telephone: (212) 944-2200
                           Telecopier: (212) 944-7630

         8.       Entire Agreement, Etc.
                  ----------------------

         This Agreement embodies the entire agreement and understanding between the parties hereto relating to the services to be provided by the Manager to the Company and may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.


         9.       Miscellaneous.

         This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York and the parties submit to the jurisdiction of any federal or state courts located in the Borough of Manhattan, City of New York, in connection with any claim arising out of this Agreement. This Agreement constitutes the sole understanding and agreement of the parties hereto with respect to the subject matter thereto. The headings of this Agreement are for ease of reference and do not limit or otherwise affect the meaning hereof. All the terms of this Agreement, whether so expressed or not, shall be binding upon the parties hereto and their respective successor and assigns. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


         10.      Effective Date
                  --------------

         This Agreement shall become effective upon the execution of all other agreements (including but not limited to stock purchase agreements, consulting agreements for Ira Abramson and employment agreements for Richard Moskowitz) between D&A Funding Corp. and Kenwin Shops, Inc. and the relevant officers and directors of Kenwin Shops, Inc. which are contemplated to transfer control of Kenwin Shops, Inc. Said other agreements shall be executed within seven (7) days of the date hereof. If said other agreements are not executed within seven (7) days of the date hereof, either party shall have the option to terminate this Agreement. However, the Company may not terminate this Agreement if the stock purchase agreement is not signed by any of the stockholders.

         11.      Proxies
                  -------

         The Sellers shall deliver to the Manager irrevocable proxies for all of their stock within 7 days of the date hereof, failing which the Manager shall have the right to terminate this Agreement.

         12.      Counterparts.
                  -------------

     This Agreement may be executed in written counterparts which together shall constitute an instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                                               D&A FUNDING CORP.


                                                     By:________________________
                                                        Donald Weiner, President



                                                              KENWIN SHOPS, INC.


                                                     BY:________________________
                                                         Ira Abramson, President

                      MODIFICATION TO MANAGEMENT AGREEMENT

     This modification is made to that certain Management Agreement dated as of August 15, 1996 by and between Kenwin Shops, Inc. (the "Company") and D&A Funding Corporation (the "Manager") (the "Management Agreement").

                              W I T N E S S E T H :

     WHEREAS, the Company and the Manager have heretofore entered into the Management Agreement which provides for, among other things, the sale and issuance by the Company to the Manager of an aggregate of 443,650 shares of the Common Stock of the Company at a price of $.01 per share, in consideration for the Manager's providing services to the Company as therein set forth; and

     WHEREAS, the parties wish to modify the Management Agreement as hereinafter provided.

 NOW, THEREFORE, it is agreed as follows:

     1. The parties hereby agree to modify the provision set forth in the second paragraph of Paragraph 3(a) of the Management Agreement, by reducing the number of shares of Common Stock to be purchased by the Manager from the stated aggregate of 443,650 shares to 350,000 shares, all of which shall be issued out of the authorized but unissued Common Stock of the Company.

     2. Except as modified by Paragraph 1 above, the Management Agreement is and shall remain in full force and effect as of the date upon which the same was executed.

                                                         D&A Funding Corporation


                                                      By________________________
                                                        Donald Weiner, President

                                                         KENWIN SHOPS, INC.


                                                      By________________________
                                                    Richard Moskowitz, President